Exhibit 10.1

RURBAN FINANCIAL CORP. and AffiliateS

LONG-TERM INCENTIVE COMPENSATION Plan

I.	PLAN OBJECTIVES

The purposes of this Plan are to: (a) increase Company performance and shareholder return; (b) link executive interests with those of shareholders; (c) create executive ownership; and (d) provide a valuable retention tool for top executives and high performing officers. The Company will achieve these purposes by granting those individuals who become Participants with the opportunity to earn Awards based on the achievement of pre-established performance objectives. Nothing in this Plan is intended to limit or restrict the right of the Company to grant discretionary awards consisting of cash or equity to any individuals, regardless of whether they are also a Participant in this Plan.

II.	GRANTING AWARDS

(a)	Eligibility. The Company’s Named Executive Officers shall be Participants in the Plan with respect to each Plan Year. The Compensation Committee, in its sole discretion, may select any other individual who holds the position of Senior Vice President or higher to be a Participant for any Plan Year. Except with respect to the Named Executive Officers, selection for participation for any Plan Year shall not confer any right to participation in any subsequent Plan Year.

(b)	Selection of Performance Objectives. For each Plan Year, the Compensation Committee shall approve or establish:

(i)	The individuals who are eligible to be Participants (which may include individuals employed or hired into certain positions during the Plan Year);

(ii)	Performance objectives based on the Performance Criteria described in Section VIII of the Plan that shall be used to determine the amount payable with respect to Awards;

(iii)	The requisite level of achievement (which may include “threshold”, “target” and “maximum” levels) of such performance objectives;

(iv)	The method for determining the amount payable based on the achievement of the performance objectives; and

(v)	Any other terms and conditions of the Award, including, without limitation, a requirement that some portion of the Award be payable in the form of equity or that payment be deferred or that the Award be contingent upon compliance with covenants relating to non-competition, non-solicitation, confidentiality or otherwise.

Different Performance Criteria may be applied to individual Participants or to groups of Participants and, as specified by the Compensation Committee, may relate to the individual Participant, the Company, one or more Affiliates, or one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, in each case, as determined by the Compensation Committee in its sole discretion.

(c)	Timing. The Compensation Committee shall establish the performance objectives, the level of achievement and the method for determining the amount payable with respect to Awards before the outcome of such performance objectives is substantially certain for such Plan Year.

(d)	Communication to Participants. Participants shall receive a written or electronic communication from the Company describing how an Award for a Plan Year may be earned.

(e)	Newly Eligible Participants. Individuals are hired or promoted into an eligible position must be employed in such position by July 1 of a given Plan Year in order to be eligible to receive an Award for such Plan Year. The Award of such individuals shall be prorated based on the percentage of days the individual is employed by the Company or an Affiliate during the Plan Year. Individuals hired or promoted into an eligible position on or after July 1 of a given Plan Year shall not be eligible to receive an Award with respect to such Plan Year.

(f)	Modifying Performance Objectives. Performance objectives relating to Awards may be calculated without regard to extraordinary items or adjusted, as the Compensation Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.

III.	PAYMENT OF AWARDS

(a)	Determination of Amount Payable. For each Plan Year, the Compensation Committee shall determine the extent to which the performance objectives and other terms and conditions applicable to an Award have been achieved, if at all, and based on this determination, certify the amount earned with respect to each Award. Payment of the earned Award shall be made within two and one-half months following the end of the relevant Plan Year.

(b)	Eligibility for Payment. Except as otherwise determined by the Committee, in order to receive payment with respect to an Award, a Participant must:

(i)	Have achieved a satisfactory performance level for the relevant Plan Year; and

(ii)	Except as otherwise provided herein, remain an active employee of the Company or an Affiliate on the date that payment is made.

(c)	Effect of Death, Disability or Retirement. Except as otherwise determined by the Committee at the time an Award is granted or thereafter, if a Participant dies, becomes Disabled or Retires prior to the date on which an Award is paid, the Participant’s shall remain eligible for payment with respect to that Award; however, the amount payable with respect to such Award shall be prorated based on the percentage of days the during the relevant Plan Year prior to the date of death, Disability or Retirement.

(d)	Negative Discretion. In the sole discretion of the Compensation Committee or Board, the amount actually paid with respect to an Award to a Participant may be less than the amount otherwise payable based on the satisfaction of the performance objectives and other terms and conditions of such Award.

IV.	ADMINISTRATION

The Plan shall be administered by the Compensation Committee, which has full power and authority, to the extent not inconsistent with this Plan, to: (a) approve or select Participants (other than the Named Executive Officers); (b) establish performance objectives, the amount payable and any other terms and conditions with respect to Awards; (c) make any other determinations that the Compensation Committee deems necessary or desirable for the administration of the Plan; and (d) to delegate its administrative duties to one or more persons. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. Any decision of the Compensation Committee in the interpretation and administration of the Plan shall be made in the Compensation Committee’s sole discretion and shall be final, conclusive and binding on all persons.

The Compensation Committee (and any delegate) shall be indemnified and saved harmless by the Company from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Compensation Committee.

V.	AMENDMENT AND ADMINISTRATION OF THE PLAN

The Plan may be terminated or amended by the Compensation Committee at any time without the consent of any Participant.

VI.	CLAWBACK

Awards under this Plan are subject to recoupment by the Company in the event that the Company is required to issue an accounting restatement due to material noncompliance with any financial reporting required under applicable law. Prior to seeking recoupment of any Award, the Compensation Committee shall consider all relevant factors and exercise business judgment in determining appropriate amounts to recoup as well as the time and form of recoupment.

VII.	MISCELLANEOUS

(a)	No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Company or an Affiliate, nor does it interfere with the Company’s or an Affiliate’s right to terminate the Participant, with or without cause, which right is expressly reserved.

(b)	Non-Transferability. The rights of Participants under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

(c)	Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Ohio, without regard to any conflicts of laws principles.

(d)	Entire Plan. This Plan (including any written or electronic communication to a Participant setting forth the terms and conditions of an Award for a Plan Year) constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

(e)	Tax Withholding. The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan.

VIII.	DEFINITIONS

(a)	Affiliate means any entity that, along with the Company, would be treated as a single employer for purposes of Sections 414(b) or 414(c) of the Code, but modified under any Code section relevant to the purpose for which the definition is applied.

(b)	Award means the right to a payment of compensation based on the achievement of performance objectives established by the Compensation Committee as described in this Plan.

(c)	Board means the Company’s board of directors as constituted from time to time.

(d)	Company means Rurban Financial Corp. and any successor.

(e)	Compensation Committee means the compensation committee of the Board.

(f)	Disability means a Participant’s eligibility for benefits under the Company’s long-term disability plan.

(g)	Named Executive Officers means, with respect to any Plan Year, the Company’s “named executive officers” as described in Rule 402 promulgated under the Securities Exchange Act of 1934.

(h)	Participant means, with respect to each Plan Year, the Named Executive Officers and any other individual who is selected for participation in this Plan by the Compensation Committee. Nothing in the foregoing is intended to prohibit a Participant in this Plan from receiving awards of cash or equity pursuant to the terms and conditions of any other formal or informal compensation plan maintained by the Company for any Plan Year.

(i)	Performance Criteria means: (a) revenue; (b) income (including, but not limited to, net earnings, net income, before or after taxes, interest income, non-interest income and fee income); (c) earnings per share; (d) loan, deposit, new market or asset growth; (e) return measures (including return on assets and equity); (f) tangible equity; (g) economic profit added; (h) earnings before or after taxes, interest, depreciation and/or amortization; (i) interest spread; (j) productivity ratios; (k) share price (including, but not limited to, growth measures and total shareholder return); (l) expense targets; (m) credit quality; (n) efficiency ratio; (o) market share; (p) customer satisfaction; (q) asset quality measures (including, but not limited to, non-performing assets, classified assets, Texas Ratio, ALLL etc.; (r) capitalization (including, but not limited to, Tier 1 capital); (s) net income after cost of capital (NIACC); (t) strategic objectives (including, branding, mergers and acquisitions, succession management, dynamic market response, new product build out, expense reduction initiatives, risk management); (u) regulatory compliance; or (v) such other measures as the Committee may select from time to time.

(j)	Plan means this Rurban Financial Corp. and Affiliates Long-Term Incentive Compensation Plan, as it may be amended from time to time.

(k)	Plan Year means, unless a different period is established by the Compensation Committee, each 12 month period beginning January 1.

(l)	Retires means a Participant’s termination in accordance with the official retirement policies of the Company.